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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                                     CONTACT: CAMERON WAITE
FOR: PENN TREATY AMERICAN CORP.                               1-800-222-3469

PENN TREATY AMERICAN CORPORATION
COMPLETES DEFINITIVE PURCHASE AGREEMENT

ALLENTOWN, PA - December 2, 1998 - Penn Treaty American Corporation (NASDAQ -
PTAC) today announced its completion of a definitive agreement to purchase United Insurance Group (UIG) of South Lyon, Michigan.

PTAC will purchase UIG for an undisclosed amount, effective January 1, 1999.

UIG, a private consortium of insurance agencies, is a leading sales force of long-term care insurance products, licensed with a variety of insurers in all 50 states. In 1997, UIG wrote approximately $42 million of premium, yielding pre-tax earnings before owner compensation of approximately $2.9 million. PTAC expects the acquisition of UIG to be accretive to diluted earnings per share after goodwill amortization and foregone interest income. The acquisition will be accounted for as a purchase.

Penn Treaty American Corporation, through its wholly owned direct and indirect subsidiaries, Penn Treaty Network America Insurance Company, American Network Insurance Company, American Independent Network Insurance Company of New York, and Senior Financial Consultants Company, is primarily engaged in the underwriting, marketing, and sale of individual fixed, defined benefit, accident and health insurance products principally covering long-term nursing home care and home health care. The Company is licensed to conduct business in 50 states and the District of Columbia.

Certain statements made by the Company may be considered forward-looking within the meaning of the private securities litigation reform act of 1995. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results of the Company's operations will not differ materially from its expectations. Factors which could cause actual results to differ from expectations include, among others, the adequacy of the Company's loss reserves, the Company's ability to qualify new insurance products for sale in the states in which it is licensed and the acceptance of such products, the Company's ability to comply with government regulations, the ability of senior citizens to purchase the Company's products in light of the increasing costs of health care, and the Company's ability to expand its network of productive independent agents.